Contact: Rob Jorgenson
724-465-5448

TO BE RELEASED
9:00 am Tuesday, January 18, 2011

S&T Bancorp Declares Quarterly Cash Dividend

Indiana, Pennsylvania - The Board of Directors of S&T Bancorp, Inc. (NASDAQ: STBA) declared a $0.15 per share cash dividend at its regular meeting held January 17, 2011. The dividend is payable February 25, 2011 to shareholders of record on January 31, 2011. This dividend compares to a common stock dividend of $0.15 per share for the third quarter of 2010 and represents a 2.5 percent annualized yield using the January 14, 2011 closing price of $23.58.

About S&T Bancorp, Inc.

Headquartered in Indiana, PA, S&T Bancorp, Inc. operates 51 offices within Allegheny, Armstrong, Blair, Butler, Cambria, Clarion, Clearfield, Indiana, Jefferson and Westmoreland counties.  With assets of $4.1 billion, S&T Bancorp, Inc. stock trades on the NASDAQ Global Select Market under the symbol STBA.  For more information, visit http://www.stbancorp.com.